Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dogwood Therapeutics, Inc. (the “Company”) for the registration of common stock, of our report dated March 31, 2025, with respect to the consolidated financial statements of the Company, included in the Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

 /s/ Forvis Mazars, LLP

Atlanta, Georgia

January 15, 2026